Finsgate

5-7 Cranwood Street

London EC1V 9EE

United Kingdom

May 8, 2023

VIA EDGAR

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, DC 20549

Attention: Nicholas O’Leary

Re:	Renalytix plc

Registration Statement on Form F-3

Filed on May 2, 2023

File No. 333-271579

Acceleration Request

Requested Date:         May 10, 2023

Requested Time:        4:00 p.m. Eastern Time

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, the undersigned registrant hereby requests that the Securities and Exchange Commission take appropriate action to cause the above-referenced Registration Statement on Form F-3 (File No. 333-271579) (the “Registration Statement”) to become effective at 4:00 p.m. Eastern Time on May 10, 2023, or as soon thereafter as is practicable.

Once the Registration Statement has been declared effective, please orally confirm that event with Katie Kazem of Cooley LLP, counsel to the Registrant, at (703) 456-8043.

[Signature page follows]

Very truly yours,

RENALYTIX PLC

By:	/s/ James McCullough
James McCullough
Chief Executive Officer

cc:	O. James Sterling, Renalytix plc
Marc Recht, Cooley LLP
Madison Jones, Cooley LLP
Katie Kazem, Cooley LLP

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